                                                                    Exhibit 23.1

               Consent of Independent Certified Public Accountants

The Board of Directors and Shareholders of
    TranSwitch Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of TranSwitch Corporation of our report relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, and on the related financial statement schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of TranSwitch Corporation.

                                            /s/ KPMG LLP

                                            KPMG LLP

Stamford, Connecticut
June 21, 2002